                                                                   Exhibit 10.14

                                                             EXECUTION VERSION-2

================================================================================

                            ASSET PURCHASE AGREEMENT

                           dated as of April 10, 2006

                                 by and between

                               ABBOTT LABORATORIES

                                   ("Seller")

                                       and

                            IMARX THERAPEUTICS, INC.

                                    ("Buyer")

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................     1
   1.1     Definitions...................................................     1

ARTICLE 2 PURCHASE AND SALE..............................................     4
   2.1     Agreements to Purchase and Sell...............................     4
   2.2     Excluded Assets...............................................     5
   2.3     Assumed Liabilities...........................................     7
   2.4     Excluded Liabilities..........................................     7
   2.5     Procedures for Purchased Assets not Transferable..............     8

ARTICLE 3 PURCHASE PRICE; CONSISTENT TREATMENT...........................     9
   3.1     Purchase Price................................................     9
   3.2     Payment of Purchase Price.....................................     9
   3.3     Purchase Price Allocation.....................................     9
   3.4     Prorations....................................................     9

ARTICLE 4 CLOSING........................................................     9
   4.1     Closing Date..................................................     9
   4.2     Transactions at Closing.......................................     9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER.......................    10
   5.1     Organization..................................................    10
   5.2     Due Authorization.............................................    10
   5.3     Inventory, Equipment and Raw Materials........................    11
   5.4     Title.........................................................    11
   5.5     Intellectual Property.........................................    11
   5.6     Litigation....................................................    11
   5.7     Consents......................................................    12
   5.8     Brokers, Etc..................................................    12
   5.9     Financial Information.........................................    12
   5.10    Absence of Undisclosed Liabilities............................    12
   5.11    Absence of Unusual Changes and Unusual Transactions...........    12
   5.12    Governmental Authorizations...................................    12
   5.13    Contracts.....................................................    12
   5.14    Tax Matters...................................................    13
   5.15    Cell Banks....................................................    13
   5.16    Disclaimer....................................................    13

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER........................    14
   6.1     Organization..................................................    14
   6.2     Due Authorization.............................................    14
   6.3     Consents......................................................    14
   6.4     Litigation....................................................    14
   6.5     Breach of Representations and Warranties......................    14
   6.6     Brokers, Etc..................................................    14
   6.7     Independent Investigation.....................................    15
   6.8     Indebtedness..................................................    15

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 7 PRE-CLOSING COVENANTS OF SELLER AND BUYER......................    15
   7.1     Corporate and Other Actions...................................    15
   7.2     Consents and Approvals........................................    15
   7.3     Competition Law Filings.......................................    15
   7.4     Access to Information.........................................    16
   7.5     Ordinary Course of Business...................................    16

ARTICLE 8 CONDITIONS.....................................................    16
   8.1     Conditions to Obligations of Seller...........................    16
   8.2     Conditions to Obligations of Buyer............................    17

ARTICLE 9 POST-CLOSING COVENANTS, OTHER AGREEMENTS.......................    18
   9.1     Assumed Liabilities...........................................    18
   9.2     Availability of Records.......................................    18
   9.3     Use of Trade or Service Marks.................................    19
   9.4     Tax Matters...................................................    19
   9.5     Chargebacks...................................................    20
   9.6     Non-competition by Seller.....................................    20
   9.7     Regulatory Transfer...........................................    20
   9.8     Post-Closing Delivery.........................................    20
   9.9     Transition Services...........................................    20
   9.10    No Other Compensation.........................................    21

ARTICLE 10 INDEMNIFICATION AND SURVIVAL..................................    21
   10.1    Indemnification by Seller.....................................    21
   10.2    Indemnification by Buyer......................................    22
   10.3    Survival......................................................    23
   10.4    Exclusive Remedy..............................................    24
   10.5    Net Losses and Subrogation....................................    24
   10.6    Insurance.....................................................    24

ARTICLE 11 TERMINATION...................................................    25
   11.1    Termination of Agreement......................................    25
   11.2    Automatic Termination.........................................    25
   11.3    Continuing Effectiveness......................................    25

ARTICLE 12 MISCELLANEOUS.................................................    25
   12.1    Assignment....................................................    25
   12.2    No Press Release Without Consent..............................    25
   12.3    Confidentiality...............................................    26
   12.4    Expenses......................................................    26
   12.5    Severability..................................................    26
   12.6    Entire Agreement..............................................    26
   12.7    No Third Party Beneficiaries..................................    27
   12.8    Waiver........................................................    27
   12.9    Governing Law.................................................    27
   12.10   Headings......................................................    27
   12.11   Counterparts..................................................    27

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   12.12   Further Documents.............................................    27
   12.13   Notices.......................................................    27
   12.14   Schedules.....................................................    28
   12.15   Construction..................................................    29

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Intellectual Property Transfer Agreement
Exhibit C - Inventory Trademark License Agreement
Exhibit D - Promissory Note
Exhibit E - Security Agreement
Exhibit F - Escrow Agreement
Exhibit G - Testing Procedures

SCHEDULES

Schedule 1.1       - Knowledge Persons
Schedule 2.1(b)    - Transferred Intellectual Property
Schedule 2.1(c)    - Cell Banks
Schedule 2.1(d)(i) - Contracts
Schedule 2.1(f)    - Seller Labeled Inventory
Schedule 2.1(g)    - Sales Materials
Schedule 2.1(h)    - Product Applications
Schedule 2.1(j)    - Stock in Trade
Schedule 2.1(k)    - Raw Materials
Schedule 2.5       - Mixed GPO Contracts
Schedule 5.4       - Title
Schedule 5.5       - Intellectual Property
Schedule 5.6       - Litigation
Schedule 5.7       - Seller Consents
Schedule 5.9       - Financial Data
Schedule 5.12      - Governmental Authorizations
Schedule 6.3       - Buyer Consents
Schedule 6.8       - Indebtedness

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, dated as of April 10, 2006 is entered into by and between ABBOTT LABORATORIES, an Illinois corporation ("Seller"), and IMARX THERAPEUTICS, INC., a Delaware corporation ("Buyer").

     WHEREAS, Seller wishes to sell to Buyer the Purchased Assets and Assumed Liabilities (each as defined below), and Buyer wishes to purchase such assets from Seller and to assume such liabilities.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   Definitions

     1.1 Definitions. The following terms have the following meanings when used herein:

     "$" means United States dollars.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation). For purposes of clarification, with respect to Seller, the term "Affiliate" shall specifically exclude TAP Holdings Inc., TAP Finance Inc. and TAP Pharmaceuticals Products Inc.

     "Agreement" means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     "Allocation Schedule" has the meaning set forth in Section 3.3.

     "Annual Report" means an annual report filed by Seller with the FDA relating to the Product.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement and Bill of Sale in substantially the form attached hereto as Exhibit A.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Buyer" has the meaning set forth in the recitals hereof.

     "Cell Banks" has the meaning set forth in Section 2.1(c).

     "Chargeback" means all credits, chargebacks, rebates, reimbursements, administrative fees, and other amounts owed to wholesalers, distributors, group purchasing organizations, insurers, and other institutions pursuant to any Contract. "Seller Chargeback" means Chargebacks arising out of Products sold to customers prior to the Closing and "Buyer Chargeback" means Chargebacks arising out of transactions consummated on or after the Closing.

     "Closing" means the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement.

     "Closing Date" means April 28, 2006, or such other date as may be mutually agreed upon by the Buyer and Seller.

     "Confidential Information" has the meaning set forth in Section 12.3.

     "Contracts" has the meaning set forth in Section 2.1(d).

     "Disclosure Schedules" shall mean those schedules attached hereto.

     "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing.

     "Escrow Agreement" means the Escrow Agreement in substantially the form attached hereto as Exhibit F.

     "Excluded Assets" has the meaning set out in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.4.

     "FDA" means the U.S. Food and Drug Administration.

     "GAAP" means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller or Buyer, as the case may be.

     "Governmental Authorizations" has the meaning set forth in Section 2.1(e).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Person" has the meaning set forth in Section 10.5(a).

     "Indemnifying Person" has the meaning set forth in Section 10.5(a).

     "Intellectual Property Rights" means all intellectual property, industrial and other proprietary rights, protected or protectable, under the laws of the United States or any other country, or any political subdivision thereof, including, without limitation, (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, trade secrets, ideas, know-how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisionals and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

     "Intellectual Property Transfer Agreement" means the Intellectual Property Transfer Agreement in substantially the form attached hereto as Exhibit B.

     "Inventory" has the meaning set forth in Section 2.1(f).

     "Inventory Trademark License Agreement" means the Inventory Trademark License Agreement in substantially the form attached hereto as Exhibit C.

     "Knowledge" means, with respect to Seller, the actual knowledge after reasonable inquiry of the persons listed on Schedule 1.1.

     "Losses" has the meaning set forth in Section 10.1(a).

     "Master Cell Bank" means Cell Suspension of Urokinase Kidney Cells, Code 81987, as described on Schedule 2.1(c).

     "Mixed GPO Contracts" means those Group Purchasing Organization contracts (including related contracts entered into in connection therewith) relating to both Purchased Assets and other products of Seller listed on Schedule 2.1(d)(ii).

     "New GPO Contract" has the meaning set forth in Section 2.5(b).

     "NDA 76-1021" means new drug application 76-1021 filed with the FDA, subsequently assigned the new NDA 21-846.

     "Other Agreements" means, collectively, the Assignment and Assumption Agreement, the Intellectual Property Transfer Agreement, the Inventory Trademark License Agreement, the Promissory Note, the Security Agreement and the Escrow Agreement.

     "Person" means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

     "Product" or "Products" means Seller's urokinase product marketed under the brand Abbokinase(R).

     "Promissory Note" has the meaning set forth in Section 3.1(b).

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Raw Materials" means those raw materials set forth on Schedule 2.1(k).

     "Security Agreement" means the Security Agreement in substantially the form attached hereto as Exhibit E.

     "Seller" has the meaning set forth in the recitals hereof.

     "SNDAs" means supplemental new drug applications S-076 through S-095 and the supplemental application for CBE-30 filed with the FDA.

     "Stock in Trade" has the meaning set forth in Section 2.1(j).

     "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and social security and similar employment taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

     "Testing Procedures" means the procedures set forth on Exhibit G hereto.

     "Thrombolytic Therapy Product" means serine proteases that convert plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

     "Transferred Intellectual Property" has the meaning set forth in Section 2.1(b).

     "United States" means the United States of America.

     "Working Cell Banks" means Cell Suspension Subcultured from Urokinase Kidney Cells, Frozen Sub-2, Code 48647 as Schedule 2.1(c).

                                    ARTICLE 2

                                Purchase and Sale

    2.1 Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title, and interest of Seller in and to the following assets of Seller (collectively, the "Purchased Assets"):

          (a) all sales and marketing information, including all customer lists of Seller, relating primarily to the Products;

          (b) (i) the trademarks, patents, and patent applications set forth on
     Schedule 2.1(b), (ii) the package designs, labels, logos and associated artwork primarily related to the Products and (iii) all technical information, references and standards, methodologies, processes, protocols, specifications, techniques, trade secrets and know how, databases and formulas primarily related to the Products and any supporting documentation that relates primarily to the Products (collectively, the "Transferred Intellectual Property");

          (c) the Master Cell Bank and Working Cell Banks described on Schedule 2.1(c) (the "Cell Banks");

          (d) all rights and interest of Seller to the contracts relating to the Products set forth on Schedule 2.1(d)(i) (the "Contracts");

          (e) all licenses, approvals, certificates, permits, franchises, or other evidence of authority issued to Seller or Seller's Affiliates by a federal, state, local or foreign governmental agency or authority, regardless of jurisdiction, relating primarily to the Products, in each case to the extent assignable, including NDA 76-1021 and the SNDAs (the "Governmental Authorizations");

          (f) 153,000 vials of unlabelled Product that have been approved by Seller for distribution, but have not been approved by the FDA ("Inventory");

          (g) all records, reports, Product information files (including Product development and regulatory history files) and sales, advertising and marketing information files of Seller and Seller's Affiliates, in each case relating primarily to the Products, including without limitation the items identified on Schedule 2.1(g);

          (h) all current and pending new drug applications for the Products as set forth on Schedule 2.1(h);

          (i) all goodwill relating exclusively to the Products;

          (j) any Stock-in-Trade described on Schedule 2.1(j); and

          (k) the Raw Materials.

     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the "Excluded Assets"):

          (a) all rights of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b) all accounts receivable, notes receivable, cash, bank deposits, marketable securities and intercompany receivable balances owed to Seller or Seller's Affiliates with respect to the Products existing at the Closing Date;

          (c) all rights of Seller and Seller's Affiliates arising under any contract other than the Contracts;

          (d) all corporate minute books, stock records and Tax returns (including all work papers relating to such Tax returns) of Seller and Seller's Affiliates and such other similar corporate books and records of Seller and Seller's Affiliates as may exist on the Closing Date;

          (e) all real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller's Affiliates, and all fixtures and fittings attached thereto, including those in the buildings designated by Seller as the M3, M3B, M6 and M10 buildings in its North Chicago, Illinois location;

          (f) all Intellectual Property Rights of Seller or Seller's Affiliates of any kind not listed on Schedule 2.1(b) or referred to in Section 2.1(d), specifically including the trademarks or trade names "Abbott," "Abbott Laboratories" and any variants thereof, the stylized symbol "A," the Abbokinase OpenCath(R) trademark and the ABBOKINASE(R) trademark, which is the subject of the Inventory Trademark License Agreement;

          (g) all rights to refunds of Taxes paid by or on behalf of Seller or Seller's Affiliates;

          (h) all insurance policies and claims thereunder existing at the Closing Date;

          (i) all Seller and Seller Affiliate intercompany payable balances relating to the Products;

          (j) the services of any employee of Seller or Seller's Affiliates;

          (k) all assets of any employee benefit plan, arrangement, or program maintained or contributed to by Seller or any of its Affiliates;

          (l) all assets, tangible or intangible, wherever situated, not expressly included in the Purchased Assets;

          (m) all raw materials not listed in Schedule 2.1(k); and

          (n) all equipment of Seller or Seller's Affiliates.

     2.3 Assumed Liabilities. On the Closing Date, subject to the provisions of
Section 2.4, Buyer shall assume, or shall cause Buyer's Affiliates to assume, the following liabilities of Seller and Seller's Affiliates relating primarily to the Purchased Assets existing on the Closing Date as follows (collectively, together with all other obligations and liabilities of Seller and Seller's Affiliates assumed by Buyer or Buyer's Affiliates pursuant to this Agreement and the Schedules hereto, the "Assumed Liabilities"):

          (a) all liabilities and all obligations arising after the Closing Date under the Contracts, the Transferred Intellectual Property and the Governmental Authorizations being transferred from Seller to Buyer hereunder;

          (b) Taxes that are the responsibility of Buyer pursuant to Section 3.4, Section 9.4(a) and Section 12.4 of this Agreement and all Taxes related to Products and Purchased Assets attributable to any period or partial period ending after the Closing;

          (c) Except as provided in Section 2.4(f), all liabilities or other claims related to the research, development, marketing, manufacture, distribution, testing, sale or trials of the Products that arise after the Closing Date.

     2.4 Excluded Liabilities. Neither Buyer nor Buyer's Affiliates assume nor will they become responsible for any of the liabilities and obligations of Seller or Seller's Affiliates (collectively, the "Excluded Liabilities") except for those set out in Section 2.3. The Excluded Liabilities shall include, without limitation:

          (a) all liabilities and obligations of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b) all intercompany payable balances owing to Seller or Seller's Affiliates;

          (c) all liabilities and obligations of Seller and Seller's Affiliates arising under any contract or agreement not set forth on Schedule 2.1(c);

          (d) all obligations related to employees of Seller or Seller's Affiliates;

          (e) any and all claims, causes of action or litigation to the extent relating to Products sold prior to the Closing, including the matters set forth on Schedule 5.6;

          (f) any and all claims, causes of action or litigation relating to Products sold after Closing to the extent related to Seller's failure to manufacture the Inventory in compliance with the standards set forth in the specifications in the SNDAs; and

          (g) other current liabilities (except Assumed Liabilities) of Seller or Seller's Affiliates incurred in the ordinary course of business and existing at the Closing Date.

     2.5 Procedures for Purchased Assets not Transferable. (a) If any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller shall use its commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this
Section 2.5, commercially reasonable efforts shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the case of any Contracts for which a necessary consent has not been obtained, Buyer shall provide all goods and services and bear all costs necessary to complete such Contracts at no cost to Seller, and Seller shall hold for Buyer's account and promptly remit to Buyer all amounts received with respect to such Contracts.

          (b) The parties shall use their commercially reasonable efforts to cause the purchaser under each of the Mixed GPO Contracts to enter into a new agreement or amendment with Buyer or to assign the Agreement to Buyer pursuant to which the provisions of the Mixed GPO Contracts relating to future sales of Products shall be terminated and replaced by such new agreement, amendment or assignment between the purchaser and Buyer on substantially similar terms as the applicable Mixed GPO Contract ("New GPO Contract").

          (c) In the event that Buyer has not, despite its commercially reasonable efforts, entered into a New GPO Contract with respect to each of the top five (5) Mixed GPO Contracts identified on Schedule 2.5 within one hundred twenty (120) days following Closing (the "Final GPO Date"), Buyer shall be entitled to a credit against the Promissory Note equal to one hundred thousand dollars ($100,000) multiplied by the number of such top five Mixed GPO Contracts for which no New GPO Contract exists as of such date.

          (d) On the Final GPO Date, the principal balance of the Promissory Note as of the Final GPO Date shall be reduced by an amount equal to one hundred thousand dollars multiplied by the number of top five Mixed GPO Contracts not replaced with New GPO Contracts prior to the Final GPO Date.

                                    ARTICLE 3

                      Purchase Price; Consistent Treatment

     3.1 Purchase Price. The purchase price ("Purchase Price") for the Purchased Assets shall consist of (a) a payment at Closing in the amount of Five Million U.S. dollars ($5.0 million), plus the assumption of the Assumed Liabilities and
(b) a promissory note in substantially the form attached hereto as Exhibit D in the principal amount of Fifteen Million U.S. dollars (the "Promissory Note").

     3.2 Payment of Purchase Price. The Purchase Price shall be paid in accordance with Section 4.2(b).

     3.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth in a schedule (the "Allocation Schedule") that Buyer will prepare and deliver to Seller on or before the Closing Date, which allocation shall be subject to the reasonable approval of Seller. Each of Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income tax purposes in accordance with the Allocation Schedule, and shall not take a position for Tax purposes inconsistent therewith. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation Section 1.1060-1.

     3.4 Prorations. Seller and Buyer agree that all of the items listed below relating to the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date: (a) personal property Taxes, if any, attributable to the Purchased Assets; (b) rents, Taxes and other items payable by Seller under any lease, contract to be assigned to or assumed by Buyer hereunder or for which Buyer is entitled to enjoy the practical benefits pursuant to Section 2.5; (c) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; and (d) all other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                    ARTICLE 4

                                     Closing

     4.1 Closing Date. The Closing shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m. Chicago time, on the Closing Date subject to the satisfaction or waiver of each of the conditions set forth in Article 8 or at such other place, time or date as Seller and Buyer may agree.

     4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

          (a) Transfer of Purchased Assets. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller and Buyer shall execute and Seller shall deliver to Buyer the Assignment and Assumption Agreement, each of the Other Agreements and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets. In addition, Seller shall deliver to Buyer the certificate required by Section 8.2(b) and all other documents required to be delivered by Seller at Closing pursuant hereto.

          (b) Payment of Purchase Price, Assumption of Assumed Liabilities and Buyer's Closing Deliveries. In consideration for the transfer of the Purchased Assets, Buyer shall: (i) pay to Seller on the Closing Date Five Million ($5,000,000) of the Purchase Price in United States dollars by electronic bank transfer in immediately available funds directly to Seller's Account No. 00001329 at Citibank, N.A. in New York, New York, ABA #021000089 (Swift Code: CITIUS33); (ii) deliver to Seller the Promissory Note; and (iii) execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities, and each of the Other Agreements, as well as the certificate required by Section 8.1(b) and all other documents required to be delivered by Buyer at Closing pursuant hereto.

          (c) Regulatory Transfer. At Closing, Seller will provide to Buyer copies of all portions of NDA 76-1021 and the SNDAs necessary to allow Buyer to comply with its obligations as the application holder. Seller further agrees to notify the FDA of the transfer of NDA 76-1021 in accordance with Section 505(j) of the Federal Food, Drug and Cosmetic Act and 21 CFR 314.72. Buyer agrees to notify the FDA of the transfers of NDA 76-1021 and SNDAs effective immediately upon the Closing and to submit as the new owner an application Form FDA 356h.

                                    ARTICLE 5

                    Representations and Warranties of Seller

     Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

     5.1 Organization. Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Illinois, duly qualified to transact business as a foreign corporation in such jurisdictions where the nature of the Purchased Assets makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the Purchased Assets, and with all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its business relating to the Purchased Assets as now being conducted.

     5.2 Due Authorization. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of the Articles of

Incorporation or By-Laws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any judgment, order, award, writ, injunction or decree of any court, governmental body or instrumentality, or arbitrator, (iv) any Governmental Authorizations, or
(v) any applicable law, statute, ordinance, regulation or rule, and, to Seller's Knowledge, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets, except to the extent that any such prohibition, limitation, breach, default or conflict would not reasonably be expected to have a material adverse effect on the Purchased Assets. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

     5.3 Inventory, Equipment and Raw Materials. The Raw Materials, references and standards, and Stock-in-Trade transferred pursuant to Section 2.1 are in good condition, except as would not reasonably be expected to have a material adverse effect on such Raw Materials, references and standards or Stock-in-Trade, respectively. The Inventory is, in all material respects, in good and merchantable condition (it being understood that for purposes of the foregoing representation, any Loss shall be deemed immaterial, unless the aggregate amount arising out of such Loss is greater than $50,000), has been manufactured and stored in compliance with all applicable laws and regulations, and conforms to all material Governmental Authorizations; provided, however, that the foregoing representation shall be subject to the Buyer's compliance with any and all applicable laws and regulations relating to labeling and packaging of the Inventory.

     5.4 Title. The Purchased Assets are owned beneficially by Seller with good and marketable title thereto, free and clear of all Encumbrances. At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets (except for (i) Contracts or any other property or rights included in the Purchased Assets for which a necessary consent has not been obtained and (ii) the Transferred Intellectual Property, the title of which is addressed exclusively in Section 5.5 hereof), free and clear of all Encumbrances (except for liens for Taxes not yet due and payable or liens contemplated by the Security Agreement), except the Assumed Liabilities and except as set forth on
Schedule 5.4 and subject to obtaining any consents of Persons listed on Schedule 5.7.

     5.5 Intellectual Property. Except as set forth on Schedule 5.5, the Transferred Intellectual Property is owned free and clear of all Encumbrances or has been duly licensed for use by Seller. Except as set forth on Schedule 5.5, to Seller's Knowledge, the Transferred Intellectual Property has not been and is not the subject of any pending adverse claim or any threatened litigation or claim of infringement. To Seller's Knowledge, except as set forth on Schedule 5.5, the Transferred Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.

     5.6 Litigation. Except as set forth on Schedule 5.6, there is no litigation, proceeding, claim or governmental investigation pending or, to Seller's Knowledge, threatened solely or primarily with respect to the Products.

     5.7 Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.

     5.8 Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

     5.9 Financial Information. The unaudited statements of net revenue for the Purchased Assets for the years ended December 31, 2003 and December 31, 2004 (i) were prepared in accordance with GAAP as applied to the Seller's consolidated financial statements and (ii) present fairly in all material respects the net revenues for the Products. The costed bill of materials for the Products for 2004 (i) was prepared in a manner consistent with Seller's financial policies and (ii) fairly reflects the cost to manufacture the Products in Seller's facilities according to the volume and budget in place at the time the costs were established. The data on Schedule 5.9 with respect to the sales of Products is complete and accurate in all material respects.

     5.10 Absence of Undisclosed Liabilities. To Seller's Knowledge, Seller has not incurred any material liabilities or obligations with respect to the Purchased Assets (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as incurred in the ordinary course of business.

     5.11 Absence of Unusual Changes and Unusual Transactions. Since January 31, 2006, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets, there has not been any material change in the financial conditions, methods of operation, working capital, assets, employment policies or practices or prospects of the Purchased Assets other than changes in the ordinary course of business.

     5.12 Governmental Authorizations. Schedule 5.12 sets forth a complete list of the material Governmental Authorizations. The Governmental Authorizations listed in Schedule 5.12 are all the authorizations required to be in material compliance with all laws applicable to the Purchased Assets. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations, no proceedings are pending or, to the Knowledge of the Seller, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal; in each case, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets.

     5.13 Contracts. All current and complete copies of all Contracts have been delivered to or made available to the Buyer. The Contracts are all in full force and effect and, to Seller's Knowledge, there are no outstanding defaults or violations under such Contracts on the part of the Seller or, to the Knowledge of the Seller, on the part of any other party to such Contracts and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Contract.

     5.14 Tax Matters. In each case except as would not reasonably be expected to have a material adverse effect on the Purchased Assets:

          (a) To Seller's Knowledge, no failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets;

          (b) To Seller's Knowledge, there are no proceedings, investigations, audits or claims now pending or threatened against the Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets;

          (c) To Seller's Knowledge, the Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Purchased Assets (including Taxes and other amounts relating to the Purchased Assets required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it; and

          (d) To Seller's Knowledge, the Seller or Seller's Affiliates has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

     5.15 Cell Banks.

     The Working Cell Banks are in viable condition as of the Closing. The Master Cell Banks have been stored following quality procedures in accordance with current good manufacturing practice (cGMP).

     5.16 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER IS SELLING AND CONVEYING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN "AS IS, WHERE IS" BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. For greater certainty, nothing in this Section
5.16 shall in any way limit Seller's indemnification obligations as set forth in
Article 10.

                                    ARTICLE 6

                     Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows:

     6.1 Organization. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     6.2 Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Articles of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

     6.3 Consents. Except as set forth on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated hereby.

     6.4 Litigation. There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer's knowledge, threatened relating to or affecting Buyer's ability to purchase the Purchased Assets or assume the Assumed Liabilities relating thereto.

     6.5 Breach of Representations and Warranties. Buyer has no knowledge of any breach, or the inaccuracy, of any of the representations or warranties of Seller set forth in this Agreement.

     6.6 Brokers, Etc. Except for fees and expenses which shall be the sole responsibility of Buyer, no broker or investment banker acting on behalf of Buyer or Buyer's Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

     6.7 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Other Agreements, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities (including Buyer's own estimate and appraisal of the value of the financial condition, assets, operations and prospects thereof). Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in the business in which Buyer intends to use the Purchased Assets and is capable of evaluating the matters set forth above. Nothing in this Section 6.7, shall limit in any way the ability of Buyer to rely upon the express representations and warranties of Seller set forth in this Agreement.

     6.8 Indebtedness. Other than as set forth in Schedule 6.8, neither Buyer nor its Affiliates have any Indebtedness. For purposes of this section, "Indebtedness" shall mean (a) all indebtedness of the Buyer or its Affiliates, whether owed to a bank or any other Person, including, without limitation, indebtedness for borrowed money and capitalized equipment leases and (b) any interest on any indebtedness referred to in clause (a) that has accrued and remains unpaid beyond the due date therefor.

                                    ARTICLE 7

                    Pre-Closing Covenants of Seller and Buyer

     7.1 Corporate and Other Actions. Each of Seller and Buyer shall take, or shall cause its respective Affiliates to take, all necessary corporate action required to fulfill its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

     7.2 Consents and Approvals. Each of Seller and Buyer shall use its reasonable best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make all filings, applications, statements, notices and reports to all federal, state, local or foreign government agencies or entities which are required to be made or given prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable law, statute, ordinance, regulation or rule in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

     7.3 Competition Law Filings. Each of Buyer and Seller shall promptly prepare and file any notification and report form required under the HSR Act and any notification or other form required to be filed under any law or regulation of any foreign national or supra-national competition authority, and regulations promulgated thereunder, if applicable, and any further filing pursuant thereto as may be necessary.

     7.4 Access to Information. Seller will permit representatives of Buyer from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, records, properties, operations, inventories and facilities of every kind to the extent pertaining to the Purchased Assets, and will furnish Buyer with such financial and operating data concerning the Purchased Assets as Buyer shall from time to time reasonably request, subject to any confidentiality agreements entered into by Seller; provided that under no circumstances will Seller permit Buyer to have access to Tax returns, including related work papers, filed by Seller or its Affiliates.

     7.5 Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, Seller will use reasonable efforts to continue to operate and/or use the Purchased Assets in the usual and normal course consistent with past practice and to maintain the Purchased Assets in substantially the same manner as heretofore maintained.

                                    ARTICLE 8

                                   Conditions

     8.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

          (a) Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by the President or Vice President of Buyer, to that effect.

          (c) Payment of Purchase Price. Buyer shall have paid the Purchase Price and assumed the Assumed Liabilities as provided in Section 4.2(b).

          (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

          (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of foreign national or supra-national competition authorities set forth on Schedule 6.7.

          (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          (g) Other Agreements. Buyer shall have delivered to Seller a duly executed copy of each of the Other Agreements.

          (h) No Material Adverse Change. There shall not have been any material adverse change in Seller's business, financial condition, prospects, assets or operations relating to the Purchased Assets.

          (i) Management Approval. Seller shall have obtained the necessary approval to consummate the transactions contemplated hereby from its management.

     8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

          (a) Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and there shall be delivered by Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller, to that effect.

          (c) Cell Bank Viability. The Working Cell Banks shall have been certified as being in viable condition in accordance with the procedures set forth in the Testing Procedures.

          (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

          (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of foreign national or supra-national competition authorities set forth on Schedule 6.7.

          (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          (g) Other Agreements. Seller shall have delivered to Buyer a duly executed copy of each of the Other Agreements.

          (h) Board Approval. Buyer shall have obtained the necessary approval to consummate the transactions contemplated hereby from its board of directors.

          (i) Material Adverse Change. There shall not have been a material adverse change in the Seller's business, financial condition, prospects, assets or operations relating to the Purchased Assets.

                                    ARTICLE 9

                    Post-Closing Covenants, Other Agreements

     9.1 Assumed Liabilities. Buyer agrees to keep a list describing in detail the Assumed Liabilities paid by Buyer or Buyer's Affiliates and to retain all documentation supporting actual payment of each Assumed Liability. Buyer will submit such list and such documentation to Seller within thirty (30) days after the end of each calendar quarter until the Promissory Note has been paid, satisfied or discharged by Buyer or Buyer's Affiliates.

     9.2 Availability of Records. After the Closing, Buyer, shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any taxing authority or any governmental authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Buyer shall also make available to Seller, as reasonably requested by Seller at Seller's cost, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, including without limitation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety
(90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims that are Excluded

Liabilities, Buyer shall render at Seller's cost all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel who most knowledgeable about the matter in question.

     9.3 Use of Trade or Service Marks. Other than pursuant to the Inventory Trademark License Agreement, neither Buyer nor any of Buyer's Affiliates shall use or permit its distributors to use the name "Abbott Laboratories" or any other corporate, trade or service marks or names owned or used by Seller or Seller's Affiliates, or the ABBOKINASE(R) trademark, unless such marks or names are specifically included in the Purchased Assets. Except to the extent indicated on Schedule 2.1(f), all Product packaging of the Purchased Assets as of the Closing used to package Products manufactured by Buyer or any Affiliate of Buyer after the Closing shall bear a new code identification that indicates the Products were manufactured by Buyer.

     9.4 Tax Matters.

          (a) Bifurcation of Taxes. Subject to Section 3.4, Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.

          (b) Transfer Taxes. Buyer shall be liable for all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets. If (i) Buyer, in accordance with the Tax laws of the applicable states of the United States, timely furnishes to Seller a resale certificate evidencing its purchase of the Inventory pursuant to this Agreement for the purpose of resale in the ordinary course of Buyer's business, and (ii) the other Purchased Assets are exempt from sales, use or similar Taxes, Seller agrees not to collect sales Tax with respect to such Purchased Assets.

          (c) Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other's Tax returns or Tax related forms or reports.

          (d) Inventory Resale Certificates. At the Closing, Buyer shall execute and deliver to Seller resale certificates for all inventory items transferred to Buyer.

          (e) Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for tax purposes.

     9.5 Chargebacks. Seller shall be responsible for all Seller Chargebacks, and Buyer shall be responsible for all Buyer Chargebacks. In the event a Seller Chargeback is charged to Buyer, Buyer shall honor such Seller Chargeback, Buyer shall invoice Seller for such Buyer-honored Seller Chargebacks on a monthly basis, and Seller shall pay such invoiced amounts to Buyer within thirty (30) days of the date of any invoice. In the event a Buyer Chargeback is charged to Seller, Seller shall honor such Buyer Chargeback, Seller shall invoice Buyer for such Seller-honored Buyer Chargebacks on a monthly basis, and Buyer shall pay such invoiced amounts to Seller within thirty (30) days of the date of any invoice provided that such invoice includes a lot number for each Product for which a Chargeback was paid. In the event that both Buyer and Seller pay a Chargeback to a customer, then as between Buyer and Seller, the party that sold the lot to such customer shall be responsible for reconciling any such double payment.

     9.6 Non-competition by Seller. Seller covenants and agrees that neither it nor any of its Affiliates or related parties will, directly or indirectly, on behalf of itself or any other party, sell, market, promote, distribute, license, research or develop in the United States any Thrombolytic Therapy Product for a period of three (3) years commencing on the Closing Date, or invest in (other than Buyer), participate in or assist any other entity with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 9.6 shall prevent Seller from (i) acquiring a third party that derives 10% or less of its annual net sales from the development, sale, marketing, promotion or distribution of any Thrombolytic Therapy Product; or (ii) engaging in research, developing, selling, marketing, promoting and/or distributing any product that may be used on an off-label basis as a Thrombolytic Therapy Product, provided that any such research, development, promoting and marketing is not intended for use of the product as a Thrombolytic Therapy Product.

     9.7 Regulatory Transfer. Seller agrees to make available to Buyer at Seller's offices all portions of the NDA 76-1021 file that Seller has not previously delivered to Buyer pursuant to Section 4.2(c) as soon as practicable but in no event later than 180 days after the Closing Date.

     9.8 Post-Closing Delivery. Seller agrees to store the tangible Purchased Assets in its facilities for the benefit of Buyer for 90 days after Closing at no cost to the Buyer; thereafter Buyer shall pay Seller an amount equal to $1,000 per day for such storage. Buyer agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller's possession within such 90 day period. Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against spoilage, deterioration and other wasting.

     9.9 Transition Services. Seller agrees to make available to Buyer, at no cost to Buyer, personnel who are familiar with the regulatory compliance, quality assurance, medical reporting and commercialization relating to the Product for up to a maximum of 300 manhours for a period of time beginning 5 days after the Closing and ending on the date that is six (6) months following the Closing Date, pursuant to which Seller personnel will provide explanations and answer questions that are reasonably necessary to allow Buyer to effectively identify, organize and utilize the Purchased Assets that Buyer has acquired from Seller. In the event that Buyer desires in excess of 300 manhours for such assistance, and Seller agrees to provide such additional assistance, Buyer shall pay to Seller $250 per additional manhour for up to a maximum of 200 additional manhours. Buyer will reimburse Seller for all reasonable costs and expenses relating to the travel and lodging incurred by such personnel (which shall not be included in the fee described above). Seller will use commercially reasonable efforts to provide these services to Buyer in a manner substantially similar to industry standards, except to the extent the parties may otherwise agree. The obligations of Seller under Section 2.5 shall be provided without cost to Buyer and are in addition to the services to be provided pursuant to this Section 9.9.

     9.10 No Other Compensation.

     Buyer hereby agrees that the terms of this Agreement and the Other Agreements fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Buyer to Seller in connection with the transactions contemplated herein and therein. Buyer has not previously paid nor entered into any other commitment to pay, whether orally or in writing, any Seller employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

                                   ARTICLE 10

                          Indemnification and Survival

     10.1 Indemnification by Seller.

          (a) Seller's Indemnity. To the extent set forth in this Section 10.1, Seller agrees to indemnify and hold harmless Buyer and its Affiliates at all times against and in respect of all losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") which Buyer or its Affiliates may suffer or incur to the extent arising out of or based upon (i) any breach of any of the representations and warranties of Seller set forth in this Agreement, (ii) any breach of any of the covenants and agreements of Seller set forth in this Agreement, (iii) any Excluded Liability, or (iv) the production, development, trial, research, marketing use, or distribution of the Products prior to the Closing Date.

          (b) Limitations on Seller's Indemnity.

               (i) Seller shall not be liable for any Loss described in Section 10.1(a)(i) until the aggregate of all such Losses for which the Seller is liable are in excess of $250,000. Notwithstanding the foregoing, Seller shall not indemnify or hold harmless the Buyer or its Affiliates against any such individual Loss unless such Loss exceeds Fifty Thousand U.S. dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

               (ii) Seller's aggregate liability for all Losses described in
          Section 10.1(a)(i) shall not exceed Five Million U.S. dollars ($5.0 million); provided, however, that upon Buyer's satisfaction of all of its Obligations (as defined in the Promissory Note), Seller's liability for such Losses shall not exceed Twenty Million U.S. dollars ($20.0 million).

               (iii) Neither Seller nor Seller's Affiliates shall have liability to Buyer or Buyer's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

          (c) Notice of Claims. Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder upon becoming aware of any such matters, it being understood that if Seller does not receive notice of any matter known to Buyer and as to which Buyer or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Seller shall be relieved of its responsibilities hereunder to the extent such failure to deliver notice shall have harmed Seller. Buyer shall not admit any liability with respect to, or settle, compromise or discharge, any such matter covered by this
     Section 10.1 without Seller's prior written consent (which shall not be unreasonably withheld or delayed). Seller shall have the right, with the consent of Buyer (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties regarding the provisions hereof and of the progress of any litigation with third parties regarding the provisions hereof. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

     10.2 Indemnification by Buyer.

          (a) Buyer's Indemnity. Buyer agrees to indemnify and hold harmless Seller and its Affiliates at all times against and in respect of Losses which Seller and its Affiliates may suffer or incur to the extent arising out of or based upon: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or the Other Agreements; (ii) any Assumed Liability; or (iii) the ownership of the Purchased Assets after the Closing Date (except Losses covered by Section 10.1(a)(iv)).

          (b) Limitations on Buyer's Indemnity.

               (i) Buyer shall not be liable for any Loss described in Section 10.2(a)(i) until the aggregate of all such Losses for which the Buyer is liable are in excess of $250,000. Notwithstanding the foregoing, Buyer shall not indemnify or hold harmless the Seller or its Affiliates against any such individual Loss unless such Loss exceeds Fifty Thousand U.S. dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

               (ii) Buyer's aggregate liability for all Losses described in
          Section 10.2(a)(i) shall not exceed Five Million U.S. dollars ($5.0 million); provided, however, that upon Buyer's satisfaction of all its Obligations (as defined in the Promissory Note), Buyer's liability for such Losses shall not exceed Twenty Million U.S. dollars ($20.0 million).

               (iii) Neither Buyer nor Buyer's Affiliates shall have liability to Seller or Seller's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

          (c) Notice of Claims. Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder upon becoming aware of any such matters, it being understood that if Buyer does not receive notice of any matter known to Seller and as to which Seller and its Affiliates is entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyer shall be relieved of its responsibilities hereunder to the extent such failure to deliver notice shall have harmed Buyer. Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this
     Section 10.2 without Buyer's prior written consent (which shall not be unreasonably withheld or delayed). Buyer shall have the right, with the consent of Seller (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties regarding the provisions hereof and of the progress of any litigation with third parties regarding the provisions hereof. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

     10.3 Survival. The representations and warranties of the parties contained herein shall survive the Closing for a period of eighteen (18) months at which time they shall expire; provided, however, that claims previously made in writing with respect to breaches of such representations and warranties shall be indemnifiable in accordance with this Article 10. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within said eighteen (18) months period following the Closing. The indemnification obligations of Seller for Excluded Liabilities shall survive the Closing indefinitely.

     10.4 Exclusive Remedy. From and after the Closing, the rights and remedies set forth in this Article 10 shall constitute the sole and exclusive rights and remedies of Buyer and Seller with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except as provided in Section 2.5.

     10.5 Net Losses and Subrogation.

          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an "Indemnified Person") shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses;
     (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise its commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

          (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     10.6 Insurance. As of the date hereof, Buyer is the named insured under insurance policies that are in full force and effect from an insurance company with an A.M. Best rating of A++ or A+ (superior) providing the following minimum levels of coverage: general comprehensive liability, including product liability, insurance covering each occurrence of bodily injury and property damage in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in the aggregate. Buyer shall keep such insurance policies in force during the term of its indemnity obligations to the Seller under this Agreement and, within sixty (60) days of the Closing Date, shall obtain general comprehensive liability, including product liability, insurance covering each occurrence of bodily injury and property damage in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and not less than Ten Million Dollars ($10,000,000) in the aggregate. Buyer shall (a) cause the insurer to endorse the insurance policy to provide for written notification to the Seller by the insurer not less than thirty (30) days prior to cancellation, expiration or modification and (b) name the Seller as an additional insured on the insurance policy. Buyer shall furnish the Seller with a certificate of insurance evidencing compliance with this
Section 10.6 and referencing this Agreement within sixty (60) days of the Closing Date or, in the event of insurance renewal, within ten (10) days of such renewal.

                                   ARTICLE 11

                                   Termination

     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date with the mutual consent of Buyer and Seller.

     11.2 Automatic Termination. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before April 28, 2006, or such later date as shall have been agreed to by the parties hereto.

     11.3 Continuing Effectiveness. If this Agreement shall be terminated as herein set forth, both parties agree that they will remain obligated under, and will comply with, the provisions of Article 10 and Sections 12.2, 12.3, 12.4, 12.7, 12.9, 12.13, and 12.15.

                                   ARTICLE 12

                                  Miscellaneous

     12.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets; provided that, Buyer may not assign its rights and obligations under this Agreement without the prior written consent of Seller until such time as Buyer's Obligations (as defined in the Promissory Note) under the Promissory Note have been indefeasibly paid in full.

     12.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to either the customers or suppliers of Seller or investors or potential investors in Buyer will be issued without the joint approval of Seller and Buyer, except:
(a) any public disclosure which Seller or Buyer in its good faith judgment believes is required by law, rule or regulation or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its reasonable best efforts to consult with the other party prior to making any such disclosure) and (b) that Seller may make an announcement related to this Agreement and the transactions contemplated hereby to its employees. Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date or, upon the request of Seller, at the time of the signing of this Agreement.

     12.3 Confidentiality. All information gained by either party concerning the other as a result of the transactions contemplated hereby ("Confidential Information"), including the execution and consummation of the transactions contemplated hereby and the terms thereof, will be kept in strict confidence, subject to disclosures permitted pursuant to Section 12.2. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Products disclosed by Seller to Buyer shall become the Confidential Information of Buyer, subject to the restrictions on use and disclosure by Seller imposed under this Section 12.3. Neither Seller nor Buyer shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:

               (i) As may be required by (a) law, rule or regulation, (b) the Securities and Exchange Commission (the "SEC"), (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the New York Stock Exchange, the National Association of Securities Dealers, Inc. or any national securities exchange to which Seller or Buyer as applicable, is subject; provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or

               (ii) Upon prior written approval from Seller, Buyer may disclose the terms of this agreement and the transactions contemplated hereby to an actual or prospective lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this
          Section 12.3.

     12.4 Expenses. Subject to Section 9.4(b), each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

     12.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

     12.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

     12.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

     12.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

     12.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

     12.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     12.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

     12.12 Further Documents. Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

     12.13 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

     If to Buyer, to:

                      ImaRx Therapeutics, Inc.
                      1635 East 18th Street
                      Tucson, Arizona 85719
                      Attn: Greg Cobb
                      Facsimile Number: (520) 791-2437

     with copies to:

                       DLA Piper Rudnick Gray Cary LLP
                       701 Fifth Avenue, Ste 7000
                       Seattle, Washington 98104
                       Attn: Jeffrey E. Harmes
                       Facsimile Number: (206) 839-4801

     If to Seller, to:

                       Abbott Laboratories
                       100 Abbott Park Road
                       Building AP6D, Department 364
                       Abbott Park, Illinois 60064-6020
                       Attn: General Counsel
                       Facsimile Number: (847) 938-6277

     with copies to:

                       Kirkland & Ellis LLP
                       200 East Randolph Drive
                       Chicago, Illinois 60601
                       Attn: R. Scott Falk, P.C.
                       Facsimile Number: (312) 861-2200

provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.

     12.14 Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure under each other Schedule referred to herein for all purposes of this Agreement, whether or not such disclosure is specifically referenced within such other Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to any particular Schedule, and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller or Buyer had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

     12.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless otherwise specified in a particular case, the word "days" refers to calendar days. References herein to this Agreement or any Other Agreement shall be deemed to refer to this Agreement or such Other Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

                              * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        IMARX THERAPEUTICS, INC.


                                        By: /s/ Evan C. Unger
                                            ------------------------------------
                                        Name: Evan C. Unger
                                        Title: President and Chief Executive
                                               Officer


                                        ABBOTT LABORATORIES


                                        By: /s/ Sean E. Murphy
                                            ------------------------------------
                                        Name: Sean E. Murphy
                                        Title: Vice President, Global Licensing/
                                               New Business Development

                        SCHEDULE 1.1 - KNOWLEDGE PERSONS

SELLER

1. John Heden

2. Mike Morrison

3. Peter Bacher

4. Patrick Podstawa

5. Brian Braun

6. Roberta Stockman

7. Rolland Carlson

               SCHEDULE 2.1(B) - TRANSFERRED INTELLECTUAL PROPERTY

PATENTS

     U.S. Patent No. 5,260,872 (the "Copeland Patent")
     Wholly owned by Abbott
     Inventors: Copeland et al.
     Title: Automated Testing System
     Issue Date: November 9, 1993
     Expiration Date: November 9, 2010
     No foreign corresponding patent(s) have been filed.

TRADEMARKS

None

                          SCHEDULE 2.1(C) - CELL BANKS

                    CELL LINE CD 7, CD 8 AND CD1 INVENTORIES
                                     3/16/06

                                     EXPLANT

CELL LINE   NO. OF CELLS X 10(6)   APPROXIMATE NO. OF AMPULES
---------   --------------------   --------------------------
   CD 7               100                       5
   CD 8             274.6                      14

                                  SUBCULTURE 2

CELL LINE   NO. OF CELLS X 10(6)   APPROXIMATE NO. OF AMPULES
---------   --------------------   --------------------------
   CD 7             21771                      362
   CD 8              4650                       77
   CD 1             41630                      693

                         SCHEDULE 2.1(D)(I) - CONTRACTS

1. Abbokinase Fill and Finish Agreement between Hospira, Inc. and Abbott Laboratories, dated April 16, 2004.

2. Clinical Study Agreement by and among Southern Illinois University, Memorial Medical Center, St. John's Hospital and Abbott Laboratories (Kim
     J. Hodgson, PI) dated November 25, 2003.

3. Clinical Study Agreement between The University of Chicago and Abbott Laboratories (Tina Desai, PI) dated July 28, 2003.

                        SCHEDULE 2.1(G) - SALES MATERIALS

1. Seller's Siebel CRM database of sales and other information relating to the Product in electronic format(1)

2.   Physician call records from the Product sales force

3.   Sales training materials relating to the Product

4. Sales territory breakouts (i.e., number of reps/regions, assigned accounts) relating to sales of the Product

5.   Promotional literature relating to promotion of the Product

6.   Physician detail materials relating to the Product

7. Launch meeting materials (i.e., slides, program, hand-outs, etc.) relating to the Product

8.   Product label and package inserts in electronic format

----------
(1) Seller's transfer of the Siebel CRM database hereunder does not in anyway constitute a license or sublicense of any Siebel software product by Seller to Buyer or any of its Affiliates.

                     SCHEDULE 2.1(H) - PRODUCT APPLICATIONS

1.   New Drug Application 76-1021.

2. The following supplements to NDA 76-1021 have been approved or are pending approval by the Food and Drug Administration (the "FDA").

                Date
Supplement   Supplement     Type of                                          Date Supplement
  Number      Submitted   Supplement          Supplement Description             Approved
----------   ----------   ----------   -----------------------------------   ---------------
   S-076      12/31/01      PAS        Provides for: (i) changes in the          10/10/02
                                       procurement and processing of
                                       neonatal kidney cells; (ii)
                                       improvements in the manufacture
                                       and testing of the drug substance
                                       and drug product; (iii) revised
                                       release specifications for the
                                       drug substance and drug product;
                                       (iv) a revised lot release
                                       protocol; (v) withdrawal of the
                                       OPEN-CATH(R) dosage strengths; and
                                       (vi) revised labeling. Labeling
                                       revisions include updated
                                       information regarding product
                                       source and adverse reactions, as
                                       well as withdrawal of the
                                       coronary artery thrombosis and
                                       catheter clearance indications.

   S-083      05/02/03      CBE-30     Provides for the addition of a            09/25/03
                                       0.45 um pre-filter and a 0.22 um
                                       filtration step immediately prior
                                       to the ultrafiltration step in the
                                       urokinase isolation process.

   S-089      09/30/03      CBE-30     Provides for the storage of the           04/01/04
                                       CG-50 resin at an alkaline pH as
                                       an alternative regeneration
                                       process to manage bioburden
                                       control.

   S-090      11/01/03      CBE-0      Provides for the replacement of           05/03/04
                                       the drug substance relative
                                       amidolytic potency specification
                                       with an amidolytic potency
                                       specification; and to revise the
                                       drug product bacterial endotoxin
                                       test method.

   S-092       1/6/04       CBE-0      Provides for the revision of the            7/8/04
                                       lot release protocol to include
                                       changes to the drug substance
                                       specifications and drug product
                                       bacterial endotoxin test method.

   S-095       4/26/04      PAS        Provides for the storage of drug          Pending
                                       substance at <-50 degrees C in a
                                       Nalgene plastic bottle.

    TBD        5/19/04      CBE-30     Provides for a test location              Pending
                                       change for the drug substance in
                                       vitro adventitious virus test
                                       from a contract lab to Abbott
                                       Labs.

                        SCHEDULE 2.1(J) - STOCK-IN-TRADE

Abbokinase Lot# 15-342-S2 For Clinical Study M03-585

180 vials in Abbott's Clinical Warehouse
120 vials with Clinical Study Cooperators

                         SCHEDULE 2.1(K) - RAW MATERIALS

Abbott
 Code                   Unit of
Number       Qty.       Measure      Code Description     Retest
------   ------------   -------   ---------------------   ------
72706            1.85     Ltr     TRYPSIN                 2 Year
59384       12,582.00     Ltr     Protein Hydrolysate     2 Year
11379      100,000.00     gm      Aminocaproic Acid       NA
19670    1,518,419.50     gm      Dextrose                2 Year
13156           52.99     lt      Octyl Alcohol           2 Year
13937        2,042.57     kg      Ion Exchange Resin      2 Year
16131    1,179,540.00     ml      BEE                     1 Year
21442        1,139.00     lt      Bovine Serum            1 Year
22441    2,757,240.00     ug      EGF, Growth Factor      3 Year
23366      117,420.88     gm      Dextran, Cross Linked   2 Year
23373       95,128.60     gm      Dextran, Cross Linked   2 Year
24092        6,115.00     ml      DMSO                    2 Year
33802       30,268.00     gm      L-Glutamine             2 Year
43740      327,231.00     gm      Magnesium Sulfate       2 Year
44488    3,565,915.00     gm      MED-199                 2 Year
56664        5,944.20     gm      Phenol Red              2 Year
66340    1,570,960.00     gm      Sodium Phosphate        2 Year
72704          856.20     gm      Trypsin Powder          2 Year
74813      200,992.60     gm      Vitamin BME             2 Year
87324       13,575.00     lt      Serum, Newborn Calf     1 Year

                       SCHEDULE 2.5 - MIXED GPO CONTRACTS

1. Agreement for Pharmaceutical Products by and between Abbott Laboratories Inc. and Broadlane, Inc., dated as of August 21, 2001. *

2. Abbokinase(R) (urokinase) Contract between Good Samaritan Hospital and Abbott Laboratories Inc. dated as of June 25, 2003.

3. Abbokinase(R) (urokinase) Contract between Kenosha Hospital and Medical Center and Abbott Laboratories Inc. dated as of Aug. 1, 2003.

4. Abbokinase(R) (urokinase) Contract between Littleton Adventist Hospital and Abbott Laboratories Inc. dated as of Sept. 1, 2003.

5. Abbokinase(R) (urokinase) Contract between Penrose St. Francis Health Center and Abbott Laboratories Inc. dated as of August 1, 2003.

6. Abbokinase(R) (urokinase) Contract between Porter Adventist Hospital and Abbott Laboratories Inc. dated as of Sept. 1, 2003.

7. Abbokinase(R) (urokinase) Contract between St. Anthony Central Hospital and Abbott Laboratories Inc. dated as of Oct. 1, 2003.

8. Abbokinase(R) (urokinase) Contract between St. Catherine's Hospital and Abbott Laboratories Inc. dated as of Aug. 1, 2003.

9. Abbokinase(R) (urokinase) Contract between St. John's Health System and Abbott Laboratories Inc. dated as of Oct. 22, 2002.

10. Abbokinase(R) (urokinase) Contract between St. John's Hospital and Abbott Laboratories Inc. dated as of March 1, 2003.

11. Abbokinase(R) (urokinase) Contract between St. Joseph's Medical Center and Abbott Laboratories Inc. dated as of Oct. 15, 2003.

12. Abbokinase(R) (urokinase) Contract between St. Mary's Medical Center and Abbott Laboratories Inc. dated as of July 1, 2003.

13. Abbokinase(R) (urokinase) Contract between St. Vincent Infirmary and Abbott Laboratories Inc. dated as of May 29, 2003.

14. Vendor Agreement between Abbott Laboratories Inc. and MedAssets HSCA, Inc., dated as of September 3, 2002, as amended.

15. Contract between University of Michigan Health System and Abbott Laboratories Inc. dated as of Oct. 1, 2004.

16. Contract between Abbott Laboratories Inc., Pharmaceutical Products Division, and the State of Minnesota, Commissioner of Administration (on behalf of the

     Minnesota Multistate Contracting Alliance for Pharmacy), dated as of June 2, 2004.

17. Pharmacy Supplier Agreement between Abbott Laboratories Inc. and Novation, LLC, dated as of March 13, 2001, as amended. *

18. Pharmaceutical Purchasing Agreement (PACT) between Abbott Laboratories Inc. and Purchasing Alliance for Clinical Therapeutics, dated as of April 1, 2004. *

19. Group Purchasing Agreement between Abbott Laboratories Inc. and Premier Purchasing Partners, L.P., dated as of July 1, 1998, as amended. *

20. Corporate Strategic Agreement between Abbott Laboratories Inc. and Johns Hopkins Health System Corporation, dated as of June 1, 2002.

21. Abbokinase(R) (urokinase) Contract between HC Pharmacy and Abbott Laboratories Inc. dated as of May 1, 2003.

22. Network Agreement between Abbott Laboratories and Kaiser Permanente Medical Care Program, dated March 16, 2006 and effective April 1, 2006. *

*    INDICATES A "TOP FIVE" MIXED GPO CONTRACT FOR PURPOSES OF SECTION 2.5

                              SCHEDULE 5.4 - TITLE

None.

                      SCHEDULE 5.5 - INTELLECTUAL PROPERTY

None.

                            SCHEDULE 5.6 - LITIGATION

None.

                         SCHEDULE 5.7 - SELLER CONSENTS

1. Abbokinase Fill and Finish Agreement between Hospira, Inc. and Abbott Laboratories, dated April 16, 2004.

2.   Notification to the FDA of the transfer of NDA 76-1021 will be required.

                          SCHEDULE 5.9 - FINANCIAL DATA

                              ABBOKINASE SALES DATA

                                          Wholesaler
                       IMS Data(a)          Reports
                  --------------------   To Abbott(b)
                    Dollars      Units       Units
                  -----------   ------   ------------
Qtr 1, 2005       $ 6,422,215   17,058      15,579
Qtr 2, 2005       $ 5,066,668   13,426      11,555
Qtr 3, 2005       $ 3,871,022   10,323      10,742
Qtr 4, 2005       $ 3,745,832    9,808      10,275
                  -----------   ------      ------
Total Year 2005   $19,105,737   50,615      48,151
                  ===========   ======      ======

Monthly Data

October, 2005     $ 1,162,662    3,044       3,166
November, 2005    $ 1,181,214    3,087       3,329
December, 2005    $ 1,401,956    3,677       3,780
January, 2006     $ 1,224,207    2,992       3,414
February, 2006    $ 1,097,515    2,718       3,577

(a)  Source: IMS Dataview

(b) Reflects sales units reported by the top 3 wholesalers (Cardinal, McKesson, and ABC).

                   SCHEDULE 5.12 - GOVERNMENTAL AUTHORIZATIONS

None.

                          SCHEDULE 6.3 - BUYER CONSENTS

1.   Approval of the board of directors of ImaRx Therapeutics, Inc.

2.   Notification to the FDA of the transfer of NDA 76-1021 will be required.

                           SCHEDULE 6.8 - INDEBTEDNESS

1. Claim for patent reimbursement by Bracco Diagnostics, Inc. against ImaRx Therapeutics, Inc. in the amount of $218,856.

2. Secured Promissory Note made by ImaRx Therapeutics, Inc. in favor of Abbott Laboratories, dated as of September 30, 2005 in the initial principal amount of $15,000,000, plus accrued interest thereon.

                      AMENDMENT TO ASSET PURCHASE AGREEMENT

          THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), is entered into as of this 21st day of April, 2006, and amends the Asset Purchase Agreement, dated as of April 10, 2006 (the "Asset Purchase Agreement"), by and between Abbott Laboratories ("Abbott") and ImaRx Therapeutics, Inc. ("ImaRx"). All capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Asset Purchase Agreement.

          WHEREAS, Abbott and ImaRx have agreed to amend certain provisions of the Asset Purchase Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1. AMENDMENT OF THE ASSET PURCHASE AGREEMENT

          Effective as of the date hereof:

          1.1 Schedule 2.1(d)(i) of the Asset Purchase Agreement is hereby amended to delete item 1, "Abbokinase Fill and Finish Agreement between Hospira, Inc. and Abbott Laboratories, dated April 16, 2004," thereon in its entirety.

          1.2 Schedule 5.7 of the Asset Purchase Agreement is hereby amended to delete item 1, "Abbokinase Fill and Finish Agreement between Hospira, Inc. and Abbott Laboratories, dated April 16, 2004," thereon in its entirety.

          SECTION 2. MISCELLANEOUS

          2.1 Except as herein expressly amended, the Asset Purchase Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

          2.2 This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

          2.3 Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

                      [Remainder Intentionally Left Blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        IMARX THERAPEUTICS, INC.


                                        By:   /s/ Greg Cobb
                                            ------------------------------------
                                        Name: Greg Cobb
                                        Title: Chief Financial Officer


                                        ABBOTT LABORATORIES


                                        By:   /s/ Sean E. Murphy
                                            ------------------------------------
                                        Name: Sean E. Murphy
                                        Title: Vice President, Global Licensing/
                                               New Business Development

                         SIGNATURE PAGE TO AMENDMENT TO
                            ASSET PURCHASE AGREEMENT